SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 1, 2005

CRYO-CELL INTERNATIONAL, INC.

(Exact name of registrant as specified in charter)

Delaware	0-23386	22-3023093
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

700 Brooker Creek Blvd., Suite 1800

Oldsmar, Florida 34677

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (813) 749-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2005, we entered into one-year employment agreements (the “Employment Agreements”) with Jill M. Taymans, as the Company’s Chief Financial Officer and Vice President, and with Gerald F. Maass, as the Company’s Executive Vice President. The one-year terms of the Employment Agreements will be automatically extended for additional one-year periods unless, at least 60 days prior to the end of the then-current term, either party notifies the other in writing of its intent not to renew the agreement.

Under her Employment Agreement, Ms. Taymans will receive a base salary of $155,343 for the initial one-year term of the Employment Agreement. At all times during the term of her Employment Agreement (as the same may be extended), Ms. Taymans will be eligible for discretionary merit increases and base salary adjustments, in addition to discretionary annual bonuses awarded at the discretion of the compensation committee of the Company’s board of directors. Under his Employment Agreement, Mr. Maass will receive a base salary of $164,074 per year. At all times during the term of his Employment Agreement (as the same may be extended), Mr. Maass will be eligible for discretionary merit increases and base salary adjustments, in addition to discretionary annual bonuses awarded at the discretion of the compensation committee of the Company’s board of directors. Under the Employment Agreements, both executives will also be eligible for long-term incentive awards provided to the Company’s senior executives generally, on terms finally determined the compensation committee of the Company’s board of directors.

On November 1, 2005 and under terms of her Employment Agreement, we granted Ms. Taymans options to purchase up to 20,000 shares of the Company’s common stock at the purchase price of $2.61 per share. One-twelfth of the shares subject to this option vested on the grant date (November 1, 2005), and the remaining portion will vest in 11 equal installments at the conclusion of each succeeding month during the term of employment. Likewise, on November 1, 2005 and under terms of his Employment Agreement, we granted Mr. Maass options to purchase up to 20,000 shares of the Company’s common stock at the purchase price of $2.61 per share. One-twelfth of the shares subject to this option vested on the grant date (November 1, 2005), and the remaining portion will vest in 11 equal installments at the conclusion of each succeeding month during the term of employment. In all other respects, the foregoing stock options shall be exercisable consistent with the terms of the Company’s 2000 Incentive Stock Option Plan.

In the event of a termination of employment of either Ms. Taymans or Mr. Maass upon or within one year of a Change in Control (as defined in the Employment Agreements), or prior to the Change in Control if the termination was related to the Change in Control, if the termination was by the Company without cause or was by either executive due to being requested to accept without cause a demotion or relocation, such executive will be entitled to receive the following: (i) all earned compensation through the date of termination (or, if greater, on the date immediately preceding a Change in Control); and (ii) 12 months of base salary as in effect on the termination date (or, if greater, base salary in effect immediately prior to the Change in Control).

Under the Employment Agreements, the Company will also provide certain other benefits to the executives, including continued participation in all applicable Company benefit plans and payment of reasonable business expenses.

In the Employment Agreements, the executives agreed not to compete with the Company or solicit its customers, clients or employees during the term of their respective Employment Agreements and for a 12-month period following the termination of their employment under their respective Employment Agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYO-CELL INTERNATIONAL, INC.
(REGISTRANT)

Date: November 7, 2005	By:	/s/ Jill M. Taymans
JILL M. TAYMANS, Chief Financial Officer